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EXHIBIT 11


                               HECHINGER COMPANY
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

Fiscal Year Ended                                     February 1,     February 3,    January 28,     January 29,      January 30,
                                                         1992            1996           1995            1994             1993
                                                     ------------     -----------     -----------    ------------     -----------
Net (loss) earnings                                  ($77,636,000)    ($9,911,000)    $24,760,000    ($26,272,000)    $26,055,000
Interest on 5-1/2% convertible debentures, net
of tax benefit                                                  -               -               -               -               -
                                                     ------------     -----------     -----------    ------------     -----------

Net (loss) earnings for primary and fully diluted
(loss) earnings per share                            ($77,636,000)    ($9,911,000)    $24,760,000    ($26,272,000)    $26,055,000
                                                     ============     ===========     ===========    ============     ===========


Weighted average shares outstanding                    42,118,459      42,011,252      41,743,852      41,694,182      39,496,710

Dilutive effect of stock options, restricted stock
and performance share awards after
application of the treasury stock method                        -               -         198,075               -         228,509

Additional shares issuable assuming full
conversion of the 5-1/2% debentures into
Class A common stock                                            -               -               -               -               -
                                                     ------------     -----------     -----------    ------------     -----------

Common and common equivalent shares
outstanding for primary (loss) earnings per
share                                                  42,118,459      42,011,252      41,941,927      41,694,182      39,725,219

Additional dilution from stock options,
restricted stock and performance share
awards after application of the treasury
stock method                                                    -               -          33,011               -          51,836
                                                     ------------     -----------     -----------    ------------     -----------

Common and common equivalent shares
outstanding for fully diluted (loss) earnings per
share                                                  42,118,459      42,011,252      41,974,938      41,694,182      39,777,055
                                                     ============     ===========     ===========    ============     ===========

Primary (loss) earnings per common share             $      (1.84)    $     (0.24)    $      0.59    $      (0.63)    $      0.66
                                                     ============     ===========     ===========    ============     ===========

Fully diluted (loss) earnings per common share       $      (1.84)    $     (0.24)    $      0.59    $      (0.63)    $      0.66
                                                     ============     ===========     ===========    ============     ===========




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